Exhibit 10.1
AGREEMENT AND GENERAL RELEASE
     This Agreement and General Release (this “Agreement”) is made as of November 10, 2008, by and between International Fight League, Inc., a Delaware corporation, with its principal executive offices located at 38 Park Avenue, 2nd Floor, Rutherford, New Jersey 07070 (the “Company”), and Jay Larkin, an individual, who is domiciled at                         (“Executive”; and each of the Company and Executive, a “Party”, and together, the “Parties”).
     WHEREAS, pursuant to the terms of a letter agreement dated September 21, 2007 (the “Letter Agreement”), Executive was employed by the Company as President and Chief Operating Officer of the Company; and
     WHEREAS, Executive and the Company mutually have determined that Executive’s employment by the Company should conclude upon the terms and conditions set forth herein; and
     WHEREAS, the Parties desire to enter into this Agreement to set forth the terms of their respective rights and obligations in connection with the termination of Executive’s employment with the Company.
     NOW, THEREFORE, THE PARTIES AGREE THAT:
1. Separation.
     (a) Effective as of the close of business on November 1, 2008 (the “Separation Date”), the Letter Agreement and Executive’s employment with the Company was terminated by the Executive and the Company by mutual agreement. Accordingly, Executive acknowledges and agrees that his last day of employment with the Company was the Separation Date and that, following the Separation Date, the Letter Agreement was of no further force and effect. Executive understands that, except as otherwise specifically provided in this Agreement, Executive is entitled to nothing further from the Releasees (as defined below) under the Letter Agreement or otherwise, and all rights and obligations of the Parties under the Letter Agreement have terminated.
     (b) Executive agrees, upon request reasonably made by the Board of Directors or an authorized officer of the Company, to execute all such documents and take all such actions and steps as the Company reasonably deems necessary, advisable, or required in order to further the intent and purposes of this Agreement.
     (c) Executive acknowledges and agrees that Executive will not be reemployed by the Company, and Executive will not knowingly accept, apply for, or otherwise seek employment with the Company or its subsidiaries, affiliates, successors, assigns, or related companies at any time.
2. Final and Exclusive Standard Compensation Payments. Executive acknowledges and agrees that the Company has paid in full to Executive all of Executive’s wages, commissions, bonuses, and accrued vacation pay that were (and will ever be) owed to Executive, and that the Company and its subsidiaries owe Executive no other wages, commissions, bonuses, vacation pay, employee benefits, equity-based compensation, or other compensation or payments of any kind or nature, other than as specifically provided in this Agreement.
3. Certain Representations, Warranties and Covenants.
               (a) Executive represents and warrants that, on or before the Separation Date, he returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), Company credit cards (or any credit cards sponsored, insured, or in any way guaranteed by the Company), and all other materials or other things in Executive’s possession, custody, or control which are the property of the Company, including, but not limited to, any Company identification materials, keys, and the like, wherever such items may have been located, as well as all copies (in whatever form thereof) of all materials relating to Executive’s employment, or obtained or created in the course of his employment, with the Company. The Company agrees that it will return to Executive (and permit Executive to retain for his personal use) the Mac Book computer, Mac Book Pro computer with monitor, Cannon SLR camera, and “Walkie Talkies” two-way radios (collectively, the “Excluded Property”) after the Company has had reasonable opportunity to remove from the Excluded Property all data in any way relating to the Company, its subsidiaries, or the business of the Company or any of its subsidiaries (which determination shall be made by the Company in its sole and exclusive discretion). Executive acknowledges and agrees that he shall be responsible for paying for any service or other recurring costs or expenses relating to the Excluded Property.
               (b) Executive hereby represents that, other than those materials Executive has returned to the Company pursuant to Section 3(a) above, Executive has not copied or caused to be copied, and has not printed-out or caused to be printed-out, any software, computer disks, documents, information, or data (other than information and documentation lawfully available to the general public), or retained any other materials originating with or belonging to the Company. Executive further represents that Executive has not retained in his possession any software, documents, or other materials in machine or other readable form which are the property of the Company, originated with the Company, were obtained or created in the course of Executive’s employment with the Company, or relate to Executive’s employment with the Company.
4. Cooperation. Executive covenants and agrees that, as may be reasonably requested by the Company from time to time, he will promptly and fully respond to all inquiries from the Company and its representatives concerning any accounting, legal, administrative, or other matters concerning the Company or its subsidiaries. Executive further agrees that he will promptly and fully comply with any reasonable request by the Company or its representatives asking for Executive’s testimony or other evidence in any legal or administrative proceeding, or in connection with any claims or demands, concerning the Company. The Company shall reimburse Executive for any reasonable, out-of-pocket expenses incurred in connection with any cooperation provided under this Section 4, provided, however, that, in each case, such expenses have been pre-approved by the Company and the Executive submits appropriate backup documentation for such expenses.

5. Special Payments. The Company, in full and final settlement of any and all claims and potential claims as set forth in this Agreement, and as consideration for this Agreement, will provide Executive with the payments and benefits set forth in this Section 5 (provided that Executive does not elect to revoke this Agreement under Section 12 hereof), which payments and benefits Executive acknowledges and agrees exceed any payments or benefits to which Executive might otherwise be entitled in the absence of this Agreement:
(a)	The Company shall pay Executive a special cash payment in the aggregate amount of Twenty Thousand and 00/100 Dollars ($20,000) (less applicable withholdings and other customary payroll deductions, excluding 401(k) contributions) (the “Special Payment”). The Special Payment shall be paid to Executive on the Effective Date (as defined in Section 12(b) of this Agreement), or on the following business day if the Effective Date does not fall on a business day.

(b)	Executive shall be entitled to any rights guaranteed by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In the event Executive timely elects to receive health insurance coverage in accordance with COBRA, the Company shall pay, on behalf of Executive, any required premiums for such coverage, for any period in which Executive remains eligible for such COBRA benefits through the earlier of (i) April 30, 2009, and (ii) the date upon which Executive becomes eligible for group health insurance though any employer or professional affiliation other than the Company. Premium and other payments required for any further continued health insurance coverage, in accordance with COBRA, shall be the sole responsibility of Executive.
6. Stock Options. Notwithstanding anything to the contrary in the Company’s 2006 Equity Incentive Plan or any applicable grant agreement, Executive understands and agrees that all of the options to purchase the common stock of the Company heretofore granted to Executive from time to time, whether or not vested as of the Separation Date, automatically terminated as of the Separation Date and Executive shall have no further rights with respect to such stock options.
7. Release.
               (a) Executive, in consideration of the monies and other consideration paid to him pursuant to this Agreement, releases and forever discharges the Company and the Company’s current, former, and future shareholders, subsidiaries, affiliates, related companies, divisions, directors, trustees, officers, employees, agents, attorneys, successors, and assigns (and the current, former and future controlling shareholders, directors, trustees, officers, employees, agents, and attorneys of such controlling shareholders, subsidiaries, affiliates, related companies and divisions), and all persons acting by, through, under, or in concert with any of them (the Company, and the foregoing other persons and entities are hereinafter defined separately and collectively as the “Releasees”), from all actions, causes of action, claims, liabilities, and demands whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, including, but not limited to, any claims related to, or arising out of, any aspect of Executive’s employment with the Company, any agreement concerning such employment (including, without limitation, the Letter Agreement), or the termination of such employment, including, but not limited to, any and all claims of wrongful discharge or breach of contract, any and all claims for equitable estoppel, any and all claims for employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, and any and all claims of employment discrimination on any basis or of unlawful retaliation, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), under the Civil Rights Act of 1866, 42 U.S.C. § 1981, as amended, under the Americans With Disabilities Act of 1990, under the Civil Rights Act of 1991, under the Sarbanes-Oxley Act of 2002, under the Immigration Reform and Control Act of 1986, as amended, under the New York State Labor Law, as amended, under the New York State Human Rights Law, as amended, and under the New York City Human Rights Law, as amended, and any claim for attorneys’ fees, experts’ fees, disbursements or costs, which Executive, Executive’s heirs, executors, administrators, or assigns ever had, now have, or hereafter may have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of Executive’s execution of this Agreement. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by Executive to exist may subsequently be discovered, it is Executive’s intention to fully settle and release all claims Executive may have against the Releasees, whether known, unknown, or suspected.
               (b) Notwithstanding anything to the contrary set forth in subsection (a) of this Section 7, the Company and Executive agree that, by entering into this Agreement: (x) Executive does not waive rights or claims that may arise after the date the Agreement is executed; and (y) Executive does not waive or release the Releasees, or any of them, from claims that may arise under this Agreement.
8. Covenants Against Suits, Claims, etc.
               (a) Except as otherwise provided in Sections 7(b) and 12 of this Agreement, Executive represents and warrants that he has never commenced or filed, and Executive covenants and agrees never to commence, file, aid, or in any way prosecute or cause to be commenced or prosecuted, any claims or actions against the Releasees or any of them.
               (b) Executive further acknowledges, represents, and warrants that Executive has not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, agent, or other representative of the Company, or to any member of the Company’s legal or compliance personnel. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from (i) making any disclosure of information required by applicable law; (ii) providing information to, or testifying or otherwise assisting in, any investigation or proceeding brought by any federal, state, or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal or compliance personnel; or (iii) testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, or any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

               (c) Executive covenants and agrees that, at any time after the date of this Agreement, he will not in any way disparage the reputation of the Company or its directors, officers, or employees, directly or indirectly, through verbal or written communications or innuendo.
9. Confidential Information.
               (a) Executive shall keep confidential, and shall not hereafter, directly or indirectly, appropriate for his own use, or disclose, furnish, or make available to any person, firm, corporation, governmental agency, or other entity, any trade secret, proprietary information, or nonpublic information of or regarding the Company, including, but not limited to, information relating to trade secrets, processes, methods, pricing strategies, customer lists, customer contacts, business, marketing and sales plans, promotion and sponsorship plans, licensing plans and agreements, programming content, broadcast materials, coach and athlete arrangements, costs and pricing data, financial reports, strategic plans, or other business matters (collectively, “Confidential Information”). Executive shall keep the terms and fact of this Agreement confidential, and shall not disclose any information concerning this Agreement to any person, firm, corporation, governmental agency, or other entity, without the prior written consent of the Company; provided, however, that the Executive may disclose such information to his financial, tax, and legal advisors so long as such parties agree to maintain the confidentiality thereof.
               (b) Notwithstanding anything to the contrary set forth in this Agreement, the term “Confidential Information” as used in this Agreement shall not include any information that is or was: (i) already known to Executive on a non-confidential basis at the time that it was disclosed to Executive as demonstrated by his pre-existing, contemporaneous written records demonstrating such knowledge; (ii) in the public domain through no fault or wrongful act of Executive or any third party; or (iii) approved for public release by express written authorization of the Board of Directors of the Company.
               (c) Notwithstanding anything to the contrary set forth in this Agreement, Executive shall be entitled to disclose Confidential Information to the extent required by any applicable law, rule, or regulation or governmental, regulatory, or supervisory agency, body, or authority; provided, however, that Executive shall have given the Company prior written notice of any such request or requirement (including the terms of, and circumstances surrounding, such request) so that the Company may seek (at its own expense) an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 9. If such order or other remedy is not obtained, or the Company waives in writing compliance with the provisions of this Section 9 in a specific instance, Executive will disclose only that portion of the Confidential Information which he is legally required to disclose, and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.
10. Indemnification. Executive agrees to indemnify and hold harmless each and all of the Releasees from and against any and all losses, costs, damages, liabilities, or expenses, including, but not limited to, attorneys’ fees, incurred by the Releasees, or any of them, arising out of any breach or alleged breach by Executive of this Agreement or the fact that any representation made by Executive in this Agreement was false when made. Nothing in this Agreement shall release, limit, or diminish the Company’s obligation to indemnify Executive for his acts as an officer of the Company pursuant to the Company’s bylaws, as in effect from time to time.
11. No Admissions. This Agreement shall not in any way be construed as an admission by the Company or Executive of any liability or of any wrongful acts whatsoever against each other or any other person.
12. Statutory Provisions. Notwithstanding any other provision of this Agreement to the contrary, and in accordance with applicable law:
               (a) The Company and Executive agree that this Agreement shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (the “EEOC”) to enforce the ADEA and other laws, and further agree that this Agreement shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The Company and Executive further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Agreement) Executive may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) as a consequence of any charge filed with the EEOC, and of any litigation concerning any facts alleged in any such charge.
               (b) The Company and Executive agree that, for a period of seven (7) days following the date of execution of this Agreement (such seven-day period, the “Revocation Period”), Executive has the right to revoke this Agreement by providing written notice of such revocation to the Company in accordance with the notice provisions of Section 15(d) hereof. The Company and Executive further agree that this Agreement shall not become effective or enforceable until the eighth (8th) day following the date of execution of this Agreement (such date, the “Effective Date”), and that in the event Executive revokes this Agreement prior to the Effective Date, this Agreement, and all of the promises and obligations contained in this Agreement, shall automatically be deemed null and void.
               (c) The Company hereby advises and urges Executive in writing to consult with an attorney prior to executing this Agreement. Executive represents and warrants that the Company gave Executive a period of twenty-one (21) days in which to consider this Agreement before executing this Agreement.
               (e) Executive’s acceptance of the monies payable by the Company, as described in Section 5 of this Agreement, at any time after the end of the Revocation Period shall constitute an admission by Executive that Executive did not revoke this Agreement during the Revocation Period, and shall further constitute an admission by Executive that this Agreement has become effective and enforceable.
               (f) If Executive executed this Agreement at any time prior to the end of the twenty-one (21) day period that the Company gave Executive in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Executive’s right to consider this Agreement for twenty-one (21) days, and was due to Executive’s belief that

Executive had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.
               (g) This Agreement shall not affect or be used to interfere with Executive’s protected right to test in court, under the Older Worker Benefit Protection Act or like statute or regulation, the validity of the waiver of rights set forth in this Agreement.
13. Jurisdiction; Venue. Executive and the Company agree that any suit, action, or proceeding relating to or arising out of this Agreement, the breach or alleged breach of this Agreement, or Executive’s rendering of services to the Company, shall be brought in the United States District Court for the Southern District of New York or in a state court having jurisdiction located in the State of New York, County of New York, and not in or before any other court, agency or other tribunal. Each Party hereby irrevocably consents to the exercise of personal jurisdiction over such Party by the respective foregoing forum courts, agrees that venue shall be proper in such forum courts, and irrevocably waives and releases any and all defenses based on lack of personal jurisdiction, improper venue and/or forum non conveniens. Executive and the Company respectively waive any right each may have to a jury trial in any suit, action or proceeding relating to or arising out of this Agreement, the breach of this Agreement, or Executive’s rendering of services to the Company. This Agreement shall be deemed to have been made in New York, New York, and shall be interpreted, construed, and enforced pursuant to the laws of the State of New York, without regard to conflicts of law principles.
14. KNOWING AND VOLUNTARY EXECUTION. EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT HE HAS CAREFULLY READ THIS AGREEMENT AND GENERAL RELEASE; THAT HE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT AND GENERAL RELEASE; THAT HE HAS HAD AMPLE TIME TO CONSIDER AND NEGOTIATE THIS AGREEMENT AND GENERAL RELEASE; THAT THE COMPANY HAS ADVISED AND URGED EXECUTIVE TO CONSULT WITH, AND EXECUTIVE IN FACT HAS CONSULTED WITH AND RECEIVED ADVICE FROM, AN ATTORNEY CONCERNING THIS AGREEMENT AND GENERAL RELEASE; THAT EXECUTIVE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND GENERAL RELEASE WITH AN ATTORNEY; AND THAT EXECUTIVE HAS EXECUTED THIS AGREEMENT AND GENERAL RELEASE VOLUNTARILY, KNOWINGLY, AND WITH SUCH ADVICE FROM AN ATTORNEY AS EXECUTIVE DEEMED APPROPRIATE.
15. Miscellaneous Provisions.
               (a) Should any provision of this Agreement be declared or determined by a court of competent jurisdiction to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby and said illegal or invalid provision shall be deemed not to be a part of this Agreement.
               (b) This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any and all prior agreements or understandings between the Parties hereto in any way pertaining to the subject matter hereof and Executive’s employment with the Company.

This Agreement may not be amended, changed, or modified except by an instrument in writing, signed by both Executive and the Board of Directors or an authorized officer of the Company.
               (c) This Agreement shall inure to the benefit of Company, its affiliates and subsidiaries, and its and their respective successors and assigns (including, without limitation, any purchaser of all or substantially all of any such entity’s assets), and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of and be binding upon Executive and Executive’s heirs, administrators, executors, and assigns. Executive may not assign or delegate Executive’s duties under this Agreement without the prior written consent of the Company.
               (d) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, e-mailed, or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other Party, in the case of faxed or e-mailed notice, upon transmission of the fax or e-mail (provided evidence of such transmission is retained), and in the case of a courier service, upon the next business day after dispatch of the notice or communication. Such notices, instruments, or communications shall be addressed as follows:
(i)	If to the Company:
International Fight League, Inc.
38 Park Avenue, 2nd Floor
Rutherford, New Jersey 07070
Attn: Jeffrey M. Jagid
Fax: 201.996.9144
E-mail: jjagid@id-systems.com
With a copy to:
Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Attn: Steven E. Siesser, Esq.
Fax: 973.597.2507
E-mail: ssiesser@lowenstein.com

(ii)	If to Executive:
Jay Larkin
With a copy to:
Judd Burstein, Esq.
Judd Burstein, P.C.
1790 Broadway, Suite 1501
New York, New York 10019
Fax: 212.974.2944
E-mail: jburstein@burlaw.com
Service of process in connection with any suit, action, or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Any of the above addresses may be changed, from time to time, by the applicable addressee giving written notice of such change to each of the other addressees set forth above, and the Parties acknowledge and agree that such change(s) shall not be considered an amendment of this Agreement requiring execution as provided in Section 15(d) hereof.
               (e) The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.
               (f) The Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any provision hereof.
               (g) This Agreement may be executed in one more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile signatures shall be acceptable as evidence of the original execution by each Party or its duly authorized representative.
[Signatures on Next Page]

               IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

INTERNATIONAL FIGHT LEAGUE, INC.		EXECUTIVE

By:	/s/ Michael C. Keefe	By:	/s/ Jay Larkin

Name:	Michael C. Keefe		JAY LARKIN
Title:	CFO, General Counsel

STATE OF	)

:ss.:
COUNTY OF	)

          On      Nov. 5     , 2008, before me personally appeared Jay Larkin, to me known and known to me to be the individual described in and who executed the foregoing Agreement and General Release, and he duly acknowledged to me that he voluntarily and knowingly executed said Agreement and General Release after having read and understood said document.

/s/ Barry J. Axelrod
Notary Public

BARRY J. AXELROD
Notary Public, State of New York
No. 01AX6031773
Qualified in New York County
Commission Expires October 12, 2009